SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – April 29, 2013

MACQUARIE INFRASTRUCTURE COMPANY LLC

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-32384	43-2052503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 West 55th Street New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 231-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 29, 2013, Atlantic Aviation FBO Inc. (“AA FBO”), a wholly owned subsidiary of Macquarie Infrastructure Company LLC (the “Company”), entered into a debt financing commitment letter (the “Commitment Letter”) with Barclays Bank PLC, MIHI LLC, Macquarie Capital (USA) Inc., Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (the “Commitment Parties”). Pursuant to the Commitment Letter, certain of the Commitment Parties will act as the initial lenders with respect to a proposed seven year, $465 million senior secured first-lien term loan facility (the “Term Facility”) and a proposed five year, $70 million senior secured first-lien revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “New Atlantic Aviation Credit Facility”), subject to the terms and conditions set forth in the Commitment Letter. The Company expects to use the proceeds from the New Atlantic Aviation Credit Facility, together with cash on hand, including from the proceeds of the Company’s proposed public offering of its LLC interests, to repay all amounts outstanding under Atlantic Aviation’s existing credit facility dated as of September 27, 2007 (the “Existing Atlantic Aviation Credit Facility”).

The New Atlantic Aviation Credit Facility will be guaranteed by the direct parent of AA FBO and certain subsidiaries of AA FBO and will be secured by a pledge of (i) the equity interests of AA FBO and certain subsidiaries and (ii) the personal and material real property of the direct parent of AA FBO, AA FBO and certain subsidiaries (in each case subject to certain exceptions and limitations). The New Atlantic Aviation Credit Facility is subject to the negotiation of a mutually acceptable credit agreement and other mutually acceptable definitive documentation, which will include certain representations and warranties, affirmative and negative covenants, financial covenants (subject to equity cure rights) and events of default that are customary for similar financings. Additionally, the Commitment Parties’ obligations under the Commitment Letter are subject to the satisfaction of specified conditions, including the contribution of cash to AA FBO in an amount sufficient, together with borrowings under the New Atlantic Aviation Credit Facility, to repay all amounts outstanding under the Existing Atlantic Aviation Credit Facility, and the accuracy of the representations and warranties and the absence of defaults. AA FBO’s ability to draw under the Revolving Facility will be conditioned upon, among other things, its ability to bring down the representations and warranties and the absence of default on the closing date.

The restricted payments covenant in the New Atlantic Aviation Credit Facility will, in the absence of any event of default, permit unlimited restricted payments by AA FBO so long as its total leverage ratio, pro forma for such restricted payment, is less than (x) on or prior to the second anniversary of the closing date, 4.50:1.00, and (y) after the second anniversary of the closing date, 4.25:1.00. Total leverage ratio will be defined as the ratio of funded debt of AA FBO and its restricted subsidiaries net of unrestricted cash and cash equivalents to combined EBITDA of AA FBO and its restricted subsidiaries. AA FBO will be required to make mandatory prepayments of the Term Facility in the amount of 50% of its annual excess cash flow if the total leverage ratio for the relevant year is equal to or greater than 4.25:1.00.

The documentation governing the New Atlantic Aviation Credit Facility has not been finalized and, accordingly, the actual terms may differ from the description of such terms in the foregoing summary of the Commitment Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC

By:	/s/ James Hooke
Name: James Hooke Title: Chief Executive Officer

Dated: April 29, 2013